Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” and to the incorporation by reference of our report, dated January 18, 2006, with respect to the financial statements of BlackRock Commodity Strategies Fund (formerly BlackRock Real Investment Fund, and previously Merrill Lynch Real Investment Fund) for the year ended November 30, 2005 in this Registration Statement on Form N-1A under the Securities Act of 1933 (File No. 333-111815) and under the Investment Company Act of 1940 (File No. 811-21486) of BlackRock Commodity Strategies Fund.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

March 27, 2007